Citi Institutional Tax Free Reserves
Results of a Special Meeting of Shareholders
On October 21, 2005, Special Meetings of Shareholders were held to elect Trustees. The following table provides the number of votes cast for and against as to each matter voted on at the Special Meetings of Shareholders.

Authority
Election of Trustees1 		Votes For 		Withheld
Nominees
Elliott J. Berv 		20,827,768,469.850 	382,072,043.200
Donald M. Carlton 		20,827,768,774.850	382,071,738.200
A. Benton Cocanougher 		20,827,768,774.850	382,071,738.200
Mark T. Finn 			20,829,314,668,160 	380,525,844.890
R. Jay Gerken 			20,827,768,774.850 	382,071,738.200
Stephen Randolph Gross 		20,827,768,774.850	382,071,738.200
Diana R. Harrington 		20,826,756,929.850 	383,083,583.200
Susan B. Kerley 		20,827,768,774.850	382,071,738.200
Alan G. Merten 			20,828,303,128.160 	381,537,384.890
R. Richardson Pettit 		20,827,768,774.850 	382,071,738.200

1. Trustees are elected by shareholders of all of the series of the Trust, including the Fund.

Results of a Special Meeting of Shareholders

On November 29, 2005, a Special Meeting of Shareholders was held to approve a new management agreement. The following table provides the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

 New Management Agreement    			Votes		Broker
		Votes For 	  Against 	Abstentions	Non-Votes
  		985,519,554.000   8,072,060.000 24,030,176.000	82,280,409.000